Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-119680, No. 333-148844, No. 333-166215, No. 333-225038, No. 333-256099, and No. 333-279946) on Form S-8 of our report dated June 27, 2024, with respect to the financial statements Citi Retirement Savings Plan.

/s/ KPMG LLP
New York, New York
June 27, 2024